LAIDLAW INTERNATIONAL REPORTS FIRST QUARTER FISCAL 2005 RESULTS

NAPERVILLE, Ill., January 6, 2005 — Laidlaw International, Inc. (NYSE: LI) today reported net income of $30.4 million for its first quarter fiscal 2005, an increase of 34.5% from net income of $22.6 million for the first quarter of the last fiscal year. Earnings per share were $0.29 for the first quarter of 2005 as compared to earnings per share of $0.22 in the prior year’s quarter.

Revenue of $1,227.3 million was up $17.0 million, or 1.4%, from $1,210.3 million for the prior year period largely due to revenue growth from Laidlaw International’s healthcare companies.

Operating income for the first quarter of 2005 of $80.1 million was up $10.6 million, or 15.3%, compared to $69.5 million for the prior year quarter. Operating income benefited from the revenue growth and a focus on cost controls, despite a difficult fuel environment.

First quarter EBITDA (a non-GAAP financial measure, representing operating income plus depreciation and amortization) was $161.3 million as compared to an EBITDA of $150.2 million in the first quarter of fiscal 2004, a 70 basis point expansion in margin to 13.1% from 12.4%. Schedules reconciling EBITDA to net income and EBITDA to net cash used in operating activities are provided as a supplement to this release.

“Our focus continues to be on the improvement of the operational performance of each of our businesses,” said Kevin Benson, President and Chief Executive Officer of Laidlaw International, Inc. “The initiatives underway in our school bus operations are developing as planned and should result in a steady improvement in margins over the next few years. Greyhound is also implementing changes in response to customer demand and will continue to refine its services as it pursues the optimum network.” Mr. Benson added, “As we announced in December, we expect to complete the sale of the healthcare companies by the end of March 2005, the result of which will be a much improved balance sheet.”

As of November 30, 2004, the company had unrestricted cash and cash equivalents of $99.4 million and debt outstanding of $1,166.2 million.

The company will hold a conference call hosted by senior management to discuss the financial results on Friday, January 7, 2005 at 10:00 a.m. (eastern standard time). A web cast of the conference call will be accessible at Laidlaw International’s website www.laidlaw.com.

To participate in the call, please dial:

888-889-5602 – (US and Canada)
973-935-8599 – (International)

A replay will be available immediately after the conference call through February 7, 2005. To access the replay, dial 877-519-4471 (U.S and Canada) or 973-341-3080 (International); access code: 5495681. Additionally, the web cast will be archived on the company’s website.

Forward-Looking Statements

Certain statements contained in this press release, including statements regarding the status of future operating results and market opportunities and other statements that are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of terminology such as: believe, hope, may, anticipate, should, intend, plan, will, expect, estimate, continue, project, positioned, strategy and similar expressions. Such statements involve certain risks, uncertainties and assumptions that include, but are not limited to:

-	Economic and other market factors, including competitive pressures and changes in pricing policies;

-	The ability to implement initiatives designed to increase operating efficiencies or improve results;

-	The successful completion of the sale of its healthcare companies, American Medical Response and EmCare;

-	Greyhound Lines’ ability to continue operating as a going concern;

-	Control of costs related to accident and other risk management claims;

-	Costs and risks associated with litigation;

-	Changes in interpretations of existing, or adoption of new legislation, regulations or other laws;

-	Changes in homeland security or terrorist activity;

-	Significant restrictive covenants in the company’s and its subsidiaries’ various credit facilities;

-	Potential changes in the mix of businesses we operate; and

-	Increases in prices of fuel and shortages.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. In light of these risks and uncertainties you are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures the company makes on related subjects, including in “Note Regarding Forward-Looking Statements” and “Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations “ in the company’s Form 10-K for the year ended August 31, 2004, and as may be detailed in the company’s other filings from time to time with the Securities and Exchange Commission.

Laidlaw International, Inc. is a holding company for North America’s largest providers of school and inter-city bus transport, public transit, patient transportation and emergency department management services. The company’s shares trade on the New York Stock Exchange (NYSE: LI). For more information, visit our website at www.laidlaw.com.

Contact:
Sarah Lewensohn
Director, Investor Relations
(630) 848-3120

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LAIDLAW INTERNATIONAL, INC.
Consolidated Statements of Operations
( In millions except per share amounts )
(unaudited)

	Three Months Ended
	November 30,

	2004	2003

Revenue	$1,227.3	$1,210.3
Compensation expense	688.7	685.0
Accident claims and professional liability expenses	80.0	89.6
Vehicle related costs	68.2	69.9
Occupancy costs	48.9	49.9
Fuel	56.5	44.4
Depreciation	76.5	76.1
Amortization	4.7	4.6
Other operating expenses	123.7	121.3

Operating income	80.1	69.5
Interest expense	(30.4)	(32.7)
Other income, net	1.4	0.9

Income before income taxes	51.1	37.7
Income tax expense	(20.7)	(15.1)

Net income	$30.4	$22.6

Earnings per share
Basic	$0.30	$0.23
Diluted	$0.29	$0.22
Weighted average number of common shares outstanding
Basic	100.0	100.0
Diluted	104.1	103.8

LAIDLAW INTERNATIONAL, INC.
Operating Highlights
( $ in millions )
(unaudited)

	Three Months Ended
	November 30,

	2004	2003

Revenue
Education services	$451.9	$455.7
Public transit services	77.0	72.1
Greyhound	284.8	287.1
Healthcare transportation services	269.9	262.0
Emergency management services	143.7	133.4

Consolidated	$1,227.3	$1,210.3

EBITDA
Education services	$114.2	$109.5
Public transit services	3.6	0.5
Greyhound	12.2	10.6
Healthcare transportation services	22.8	19.0
Emergency management services	8.5	10.6

Consolidated	$161.3	$150.2

EBITDA Margins
Education services	25.3%	24.0%
Public transit services	4.7%	0.7%
Greyhound	4.3%	3.7%
Healthcare transportation services	8.4%	7.3%
Emergency management services	5.9%	7.9%
Consolidated	13.1%	12.4%
Net Capital Expenditures	$22.9	$39.3

EBITDA is presented solely as a supplemental disclosure with respect to liquidity because the company believes it provides useful information regarding its ability to service or incur debt. EBITDA is not calculated the same way by all companies. We define EBITDA as operating income plus depreciation and amortization. EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator of operating performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles (“GAAP”) and is not indicative of operating income or cash flow from operations as determined under GAAP.

LAIDLAW INTERNATIONAL, INC.
Reconciliation of Non-GAAP Financial Measures
( $ in millions )
(unaudited)

	Three Months Ended
	November 30,

	2004	2003

EBITDA	$161.3	$150.2
Depreciation and amortization	(81.2)	(80.7)
Interest expense	(30.4)	(32.7)
Other income, net	1.4	0.9
Income tax expense	(20.7)	(15.1)

Net income	$30.4	$22.6

	Three Months Ended
	November 30,

	2004	2003

EBITDA	$161.3	$150.2
Cash paid for interest	(20.0)	(20.2)
Cash received (paid) for income taxes	(0.6)	1.1
Increase in claims liability and professional
liability reserves	9.4	5.8
Cash used in financing other working capital items	(185.5)	(189.6)
Decrease (increase) in restricted cash and cash
Equivalents	(6.5)	1.2
Other	(1.8)	(0.1)

Net cash used in operating activities	$(43.7)	$(51.6)

Net cash used in investing activities	$(27.9)	$(47.0)

Net cash provided by financing activities	$13.0	$73.4

EBITDA is presented solely as a supplemental disclosure with respect to liquidity because the company believes it provides useful information regarding its ability to service or incur debt. EBITDA is not calculated the same way by all companies. We define EBITDA as operating income plus depreciation and amortization. EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator of operating performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles (“GAAP”) and is not indicative of operating income or cash flow from operations as determined under GAAP.